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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 31, 2002


                             TXU US HOLDINGS COMPANY
                          (FOR TXU ENERGY COMPANY LLC)

             (Exact Name of Registrant as Specified in its Charter)


     TEXAS                             1-11668                    75-1837355
(State or Other                      (Commission               (I.R.S. Employer
Jurisdiction of                       File Number)           Identification No.)
 Incorporation)


            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214)-812-4600


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


ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

TXU ENERGY COMPANY LLC

      TXU US Holdings Company (US Holdings) is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations (MD&A) to meet the ongoing needs of customers, counterparties and others for financial information concerning its unregulated energy business, TXU Energy Company LLC (TXU Energy), created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. Effective January 1, 2002, the power production and certain retail operations of US Holdings, the wholesale energy marketing and trading business and unregulated commercial/industrial retail gas operations of TXU Gas Company and other energy-related businesses of TXU Corp. (TXU) were transferred to TXU Energy; and the transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor Electric Delivery Company (Oncor), a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU.

      Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the following financial statements for periods prior to January 1, 2002. In addition, future results of TXU Energy's operations and financial position could differ materially from the historical results presented herein.

      The MD&A for the years ended December 31, 2001, 2000 and 1999 relates to the financial information for those periods previously provided in the US Holdings Form 8-K dated April 17, 2002 for TXU Energy (TXU Energy Form 8-K).


FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' 2001 Form 10-K, as well as: general industry trends; implementation of legislation passed during the 1999 session of the Texas legislature designed to restructure the electric utility industry in Texas and other legislation; power costs and availability; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; changes in tax laws; access to adequate transmission facilities to meet changing demands; competition for new business opportunities; legal and administrative proceedings and settlements; significant changes in critical accounting policies material to TXU Energy; and actions of rating agencies; among other factors, that could cause the actual results of US Holdings or TXU Energy to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


TXU ENERGY COMPANY LLC FINANCIAL INFORMATION                                PAGE
                                                                            ----

   Condensed Statements of Consolidated Income --
   Three Months Ended March 31, 2002 and 2001................................  3

   Condensed Statements of Consolidated Comprehensive Income --
   Three Months Ended March 31, 2002 and 2001................................  3

   Condensed Statements of Consolidated Cash Flows --
   Three Months Ended March 31, 2002 and 2001................................  4

   Condensed Consolidated Balance Sheets --
   March 31, 2002 and December 31, 2001......................................  5

   Notes to Financial Statements.............................................  6

   Management's Discussion and Analysis of Financial Condition and
   Results of Operations
       Three Months Ended March 31, 2002 and 2001............................ 13
       Years Ended December 31, 2001, 2000 and 1999.......................... 26

SIGNATURE.................................................................... 29

                             TXU ENERGY COMPANY LLC
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                      2002     2001
                                                                      ----     ----
                                                                   MILLIONS OF DOLLARS


Operating revenues ...............................................   $3,503   $3,644
                                                                     ------   ------

Operating expenses

   Energy purchased for resale, fuel consumed and delivery costs..    2,650    3,088
   Operation and maintenance .....................................      358      203
   Depreciation and amortization .................................      114       98
   Taxes other than income .......................................       55       27
                                                                     ------   ------
         Total operating expenses ................................    3,177    3,416
                                                                     ------   ------

Operating income .................................................      326      228

Other income (deductions)-- net ..................................       (1)      (1)
                                                                     ------   ------

Income before interest,  other charges and income tax ............      325      227

Interest income ..................................................        9       11

Interest expense and other charges
   Interest ......................................................       60       67
   Capitalized interest ..........................................       (2)      (3)
                                                                     ------   ------
         Total interest expense and other charges ................       58       64
                                                                     ------   ------

Income before income taxes .......................................      276      174

Income tax expense ...............................................       89       49
                                                                     ------   ------

Net income .......................................................   $  187   $  125
                                                                     ======   ======


            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (UNAUDITED)


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                            2002     2001
                                                                            ----     ----
                                                                         MILLIONS OF DOLLARS


Net income ..............................................................   $ 187    $ 125

Other comprehensive income (loss) --
     Net change during period, net of tax effect:

          Cash flow hedges:
               Net change in fair value of derivatives ..................     (49)    --
               Amounts realized in earnings during the period ...........       3     --
                                                                            -----    -----
                      Total .............................................     (46)    --
                                                                            -----    -----

Comprehensive income ....................................................   $ 141    $ 125
                                                                            =====    =====

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (UNAUDITED)

                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                                      2002     2001
                                                                                      ----     ----
                                                                                   MILLIONS OF DOLLARS

Cash flows -- operating activities
     Net income ..................................................................   $ 187    $ 125
     Adjustments to reconcile net income to cash provided by operating activities:
          Depreciation and amortization ..........................................     137      124
          Deferred income taxes and investment tax credits-- net .................     (21)      22
          Net effect of unrealized mark-to-market valuation losses/(gains) .......     146      (17)
          Other ..................................................................       9       15
          Changes in operating assets and liabilities ............................       3      (82)
                                                                                      -----    -----
                   Cash provided by operating activities .........................     461      187
                                                                                     -----    -----

Cash flows -- financing activities
     Retirements/repurchases of long-term debt ...................................    (123)    --
     Repurchase of member interests ..............................................    --       (123)
     Net change in advances from affiliates ......................................    (220)      13
     Debt premium, discount, financing, reacquisition expenses and other .........      (2)      (2)
                                                                                     -----    -----
                    Cash  used in financing activities ...........................    (345)    (112)
                                                                                     -----    -----

Cash flows -- investing activities
      Capital expenditures .......................................................     (87)     (55)
      Nuclear fuel ...............................................................     (10)     (11)
      Other ......................................................................      (7)      (5)
                                                                                     -----    -----
                   Cash used in investing activities .............................    (104)     (71)
                                                                                     -----    -----

Net change in cash and cash equivalents ..........................................      12        4

Cash and cash equivalents -- beginning balance ....................................     20       19
                                                                                     -----    -----

Cash and cash equivalents -- ending balance .......................................  $  32    $  23
                                                                                     =====    =====

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS




                                                            MARCH 31
                                                              2002   DECEMBER 31,
                                     ASSETS               (UNAUDITED)   2001
                                                          -----------  ------


                                                          MILLIONS OF DOLLARS

Current assets:
      Cash and cash equivalents ........................   $    32   $    20
      Accounts receivable ..............................     1,162       808
      Inventories-- at average cost ....................       257       260
      Energy trading assets ............................       630       848
      Other current assets .............................       169       119
                                                           -------   -------
              Total current assets .....................     2,250     2,055

Goodwill ...............................................       533        65
Investments ............................................       700       692
Property, plant and equipment-- net ....................    10,332    10,354
Energy trading assets ..................................       443       389
Deferred debits and other assets .......................       126       102
                                                           -------   -------
              Total assets .............................   $14,384   $13,657
                                                           =======   =======

                        LIABILITIES AND MEMBER INTERESTS

Current liabilities:
       Advances from affiliates ........................   $   193   $   250
       Long-term debt due currently ....................      --         123
       Accounts payable:
            Affiliates .................................       254        25
            Trade ......................................       759       612
       Energy trading liabilities ......................       540       630
       Taxes accrued ...................................       195       155
       Other current liabilities .......................       210       138
                                                           -------   -------
              Total current liabilities ................     2,151     1,933

Accumulated deferred income taxes ......................     2,063     2,125
Investment tax credits .................................       393       397
Energy trading liabilities .............................       307       236
Other deferred credits and noncurrent liabilities ......       608       513
Due to Oncor Electric Delivery .........................       773       787
Long-term debt .........................................     3,454     3,454

Contingencies (Note 6)

Member interests .......................................     4,635     4,212
                                                           -------   -------

              Total liabilities and member interests ...   $14,384   $13,657
                                                           =======   =======

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS


1.    BUSINESS

      TXU Energy Company LLC (TXU Energy) was formed as a Delaware limited liability company in the fourth quarter of 2001. TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. TXU Energy is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings), which is a wholly-owned subsidiary of TXU Corp. (TXU). TXU Energy's operations are conducted principally through the following subsidiaries effective January 1, 2002: TXU Generation Holdings Company LLC (TXU Generation); TXU Energy Trading Company LP (TXU Energy Trading); TXU Energy Retail Company LP (TXU Energy Retail); TXU Energy Solutions Company LP; TXU Fuel Company (TXU Fuel) and two coal mining subsidiaries (TXU Mining).

      TXU Energy is engaged primarily in the production of electricity, wholesale energy marketing and trading and risk management, and retail energy sales and services primarily in the United States (US) and also in parts of Canada. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

      BUSINESS RESTRUCTURING -- Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation required that by January 1, 2002, each electric utility separate (unbundle) its business into the following: power production operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for information concerning the restructuring of the electric utility industry in Texas.) As a result, TXU restructured certain of its businesses as of January 1, 2002, and began to participate in retail competition in the Texas electricity market on January 1, 2002.

      As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (Commission). This business separation plan and the March 2000 application to the Commission laid the foundation for TXU Energy to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Commission, as of January 1, 2002, US Holdings transferred:

o its regulated electric T&D business to Oncor Electric Delivery Company (Oncor), which is a wholly-owned subsidiary of US Holdings,

o     its unregulated electric power production business to TXU Energy, and

o     its retail customers to an unregulated subsidiary REP of TXU Energy.

      Also on January 1, 2002, the regulated electric T&D business of TXU SESCO Company, a subsidiary of TXU, was transferred to Oncor. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU system: the REP of TXU SESCO Company; the wholesale energy marketing and trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU, including the fuel procurement and coal mining businesses that service the power production operations.

      The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

      In connection with the restructuring of certain of TXU's businesses effective January 1, 2002, the wholesale energy marketing and trading business and the unregulated commercial/industrial retail gas operations of TXU Gas were transferred to TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU's 1997 acquisition of ENSERCH Corporation (renamed TXU Gas Company). As a result of TXU Energy's acquisition of the wholesale energy marketing and trading business and the unregulated commercial/industrial retail gas operations that were originally part of ENSERCH Corporation and the adoption of SFAS No. 142, $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the March 31, 2002 balance sheet of TXU Energy.

      On April 25, 2002, TXU Energy completed the sale of its Handley and Mountain Creek steam electric generating plants in the Dallas-Fort Worth area for $443 million in cash. The transaction includes a tolling agreement for TXU Energy to purchase power during summer months for the next five years. A pretax gain on the sale of $146 million will be deferred and recognized over the five years.

2.    SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION -- The businesses that form TXU Energy were operated by subsidiaries of TXU under common ownership and control prior to January 1, 2002. The financial information for power production and certain retail operations included within the 2001 combined financial statements was derived from the historical financial statements of US Holdings. The financial information for the wholesale energy marketing and trading and the unregulated commercial/industrial retail gas operations included in the 2001 combined financial statements was derived from the historical financial statements of TXU Gas. The financial information of the fuel and coal mining subsidiaries and the energy services businesses included in the 2001 combined financial statements was derived from the separate historical financial statements of those entities. The financial statements for periods subsequent to January 1, 2002 present TXU Energy's actual consolidated operating results. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

      The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

      CHANGES IN ACCOUNTING STANDARDS -- Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. Annual goodwill amortization of $1 million, which did not include amortization of goodwill transferred to TXU Energy in 2002, ceased effective January 1, 2002.

      In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations.

      As part of its effort to implement SFAS No. 142, TXU Energy is in the process of completing the transitional impairment test. Based on the information gathered to date, TXU Energy does not anticipate an impairment of its goodwill.

      SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for TXU Energy on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures. TXU Energy will change its reporting for nuclear decommissioning costs to conform to the new standard.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for TXU Energy on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale, and resolves significant implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 by TXU Energy has not affected its financial position or results of operations.

      SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and is applicable to fiscal years beginning after May 15, 2002. One of the provisions of this technical statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", whereby any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4, which does not meet the criteria of an extraordinary item as defined by APB Opinion 30, shall be reclassified.

      For accounting standards not yet adopted or implemented, TXU Energy is evaluating the potential impact on its financial position and results of operations.

3.    REGULATIONS, RATES AND RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN
      TEXAS

      1999 RESTRUCTURING LEGISLATION -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

      o provided that by January 1, 2002, each electric utility had to unbundle its business into the following units: a power production company, a REP and a T&D company or separate T&D companies;

      o authorized competition beginning January 1, 2002 in the retail and power production markets for electricity;

      o provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

      o provides for a true up in 2004 of stranded costs based on market determinations;*

      o required a rate freeze, excluding cost of fuel, for all retail customers until January 1, 2002 and requires certain rate reductions and a price-to-beat for residential and small commercial customers for up to five years thereafter;

      o provided that earnings in excess of a regulatory earnings cap be used as mitigation (reduction) to the cost of nuclear production assets;*

      o provides that wholesale revenues for 2002 and 2003 be based on the Excess Cost Over Market (ECOM) model;*

      o provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below;*

      o provides that costs associated with nuclear decommissioning obligations continue to be recovered from retail customers as a non-bypassable charge until the units are decommissioned.


-------------
*The application of these provisions to TXU Energy will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan below.

      REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, the coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business, nor does it eliminate TXU Energy's price-to-beat rates and related possible fuel adjustments. TXU Energy recorded the effects of the settlement plan at December 31, 2001. The settlement plan must be approved by the Commission, which has held hearings, has received briefs and has requested additional supporting evidence from the parties. The hearings are currently scheduled to continue on May 30, 2002. TXU Energy is unable to predict the outcome of these proceedings.

      The major terms of the settlement plan are:

      o Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items.

      o Stranded Cost Resolution -- TXU Energy's stranded costs are fixed at zero, including resolution of amounts related to its repurchase of minority owner interests in the Comanche Peak nuclear generating station, recovery of certain environmental improvement costs and elimination of the 2004 true-up proceedings.

      o Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to recover generation-related regulatory assets. The settlement plan provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement plan resolves all issues related to generation-related regulatory assets and liabilities.

      o Retail Clawback -- The retail clawback provision was included in the 1999 Restructuring Legislation to serve as an incentive for the affiliated REPs of utilities to actively compete for customers outside their traditional service areas. In the event that TXU Energy's affiliated REP retains more than 60 percent of its residential and small commercial customers after the first two years of competition, the amount of the retail clawback credit will be no greater than:

            o the number of US Holdings' former residential and small commercial customers retained by TXU Energy in US Holdings' traditional service area on January 1, 2004;

            o less the number of new customers TXU Energy adds outside of its traditional service territory by January 1, 2004;

            o     multiplied by $90.

                  This determination will be made separately for the residential and small commercial classes and compares to the $150 per customer limit contained in the 1999 Restructuring Legislation. The credit will be applied to Oncor's rates over a two-year period beginning January 1, 2004.

      o Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of pending lawsuits, as well as regulatory proceedings, including Docket No. 22652 and agree to seek dismissal of certain related lawsuits in the event they are commenced.

      See Note 4 to Financial Statements included in US Holdings' 2001 Annual Report on Form 10-K for additional discussion regarding the implementation of the 1999 Restructuring Legislation.

      PRICE-TO-BEAT RATES -- On April 23, 2002, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates. The request, if approved, would increase price-to-beat rates for residential and small commercial customers by an average of 5%. Under a Commission rule, affiliated REPs of utilities are allowed to petition the Commission for an increase in the fuel factor component of its price-to-beat rates if an average of natural gas futures prices increases more than 4% from the level used to set the previous price-to-beat fuel factor rate. An evidentiary hearing on TXU Energy's request was held before an administrative law judge on May 9, 2002. Commission action has not been scheduled on TXU Energy's request. The Commission must act on the application within 45 days unless the Commission finds good cause to extend its decision beyond that time period. TXU Energy is unable to predict the outcome of this proceeding.

4.    SHORT-TERM FINANCING AND LONG-TERM DEBT

      TXU Energy is provided short-term financing by TXU and affiliated companies. At March 31, 2002 and December 31, 2001, such advances from affiliates totaled $193 million and $250 million, respectively.

      In April 2002, US Holdings, Oncor and TXU Energy entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates on April 22, 2003. Up to $1.0 billion of letters of credit may be issued under this facility. This facility will be used for working capital and general corporate purposes.

      During the second quarter of 2002, each of TXU Energy and Oncor expect to begin selling commercial paper to fund their short-term liquidity requirements. The new commercial paper programs will allow TXU Energy to sell up to $2.4 billion of commercial paper. The existing TXU commercial paper program will be discontinued once the TXU Energy and Oncor commercial paper programs have been established and outstanding TXU commercial paper has been repaid.

      The new credit facility discussed above, TXU's and US Holdings' existing five-year $1.4 billion credit facility which terminates in February 2005 and TXU's three-year $500 million credit facility which terminates in May 2005 will provide back-up for outstanding commercial paper under the TXU Energy and Oncor programs and the TXU program until it is discontinued. TXU, TXU Energy and Oncor do not expect to sell commercial paper that, in the aggregate, is in excess of aggregate available capacity under the back-up credit facilities.

      In connection with the separation of US Holdings' businesses, TXU Mining redeemed an aggregate principal amount of $123 million of long-term debt in February 2002, which included $70 million of 6.875% senior notes due 2005 and $53 million of 7.0% senior notes due 2003, realizing a loss of $0.9 million.

      In the first quarter of 2002, TXU Energy entered into a $10 million, ten-year capital lease obligation for office furniture, construction and renovation build-out.

5.    MEMBER INTERESTS


                                                            MARCH 31,
                                                              2002     DECEMBER 31,
                                                           (UNAUDITED)     2001
                                                           ----------  -----------
         Capital account ..................................  $4,665      $4,196
         Accumulated other comprehensive income (loss) ....     (30)         16
                                                             ------     -------
                   Total member interests..................  $4,635      $4,212
                                                             ======      ======

      In the first quarter of 2002, goodwill of $468 million, net of accumulated amortization, was transferred to TXU Energy, which was accounted for as a non-cash capital contribution. In addition, $14 million of advances from affiliates were converted to capital during the three months ended March 31, 2002. On March 6, 2002, TXU Energy declared a cash distribution of $200 million payable to US Holdings on April 1, 2002.

      On May 6, 2002, TXU Energy declared cash distributions of $177 million and $200 million payable to US Holdings on May 17, 2002 and July 1, 2002, respectively.

6.    CONTINGENCIES

      FINANCIAL GUARANTEES -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the production of electric energy and has agreed, in effect, to guarantee the principal, $19 million at March 31, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. US Holdings remains obligated on the water bond obligations; however, it is expected that TXU Energy will make the payments under the bonds. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million annually for the years 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at March 31, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality.

      LEGAL PROCEEDINGS -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas companies, including TXU Gas (named in the litigation as ENSERCH Corporation). The suit was removed to federal court; however, a motion to remand the case back to Kansas State District Court was granted in January 2001, and the case is now pending in Stevens County, Kansas. The plaintiffs amended their petition to join TXU Fuel, a subsidiary of TXU Energy, as a defendant in this litigation. Quinque has dismissed its claims and a new lead plaintiff has filed an amended petition in which the plaintiffs seek to represent a class consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. No class has been certified. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to plaintiffs. No amount of damages has been specified in the petition. While TXU Energy and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, TXU Energy and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

      GENERAL -- In addition to the above, TXU Energy is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

7.    SUPPLEMENTARY FINANCIAL INFORMATION

      DERIVATIVES AND HEDGES -- During the first quarter of 2002, existing accounting hedges of anticipated sales from baseload power production became less effective due to changes in Electric Reliability Council of Texas (ERCOT) market rules and conditions. TXU Energy experienced net hedge ineffectiveness of $8 million, reported as a loss in revenues, for the three months ended March 31, 2002, primarily related to these contracts.

      As of March 31, 2002, it is expected that $5 million of after-tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges. Accounting hedges of interest rate risk remained highly effective during the period.

      ACCOUNTS RECEIVABLE -- At March 31, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $86 million and $24 million, respectively.

      SALE OF RECEIVABLES -- Certain subsidiaries of TXU sell customer accounts receivable to a wholly-owned bankruptcy-remote unconsolidated subsidiary of TXU (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility includes TXU Energy Retail, TXU SESCO Energy Services Company, Oncor and TXU Gas as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of March 31, 2002, subsidiaries of TXU Energy had sold $991 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $502 million and $484 million in subordinated notes, with $5 million representing costs of the program during the three months ended March 31, 2002. Annualized costs of the program for first quarter approximated 3.7% of the cash proceeds from the receivables sales. The subordinated notes receivable from TXU Receivables Company are included in accounts receivable in the consolidated balance sheet.

      ENERGY TRADING ASSETS -- Energy trading assets are stated net of applicable credit and performance reserves of $38 million and $25 million at March 31, 2002 and December 31, 2001, respectively.

      GOODWILL -- At March 31, 2002 and December 31, 2001, goodwill is stated net of accumulated amortization of $60 million and $4 million, respectively.

      INVENTORIES BY MAJOR CATEGORY--

                                                       MARCH 31,
                                                         2002      DECEMBER 31,
                                                      (UNAUDITED)      2001
                                                      -----------  ------------

Materials and supplies...............................        $154         $149
Fuel stock...........................................          61           62
Gas stored underground...............................          42           49
                                                           ------       ------
       Total inventories.............................        $257         $260
                                                             ====         ====

    PROPERTY, PLANT AND EQUIPMENT--
                                                       MARCH 31,
                                                         2002      DECEMBER 31,
                                                      (UNAUDITED)      2001
                                                      -----------  ------------

Electricity production...............................     $15,800      $16,627
Other................................................       1,241          242
                                                          -------      -------
        Total........................................      17,041       16,869
Less accumulated depreciation........................       6,298        6,186
                                                          -------      -------
        Net of accumulated depreciation..............      10,743       10,683
Construction work in progress........................         287          361
Nuclear fuel (net of accumulated amortization:
        2002 -- $805;  2001 -- $787).................         138          146
Reserve for regulatory disallowances.................        (836)         (836)
                                                          -------      --------
       Net property, plant and equipment.............     $10,332      $10,354
                                                          =======      =======

      AFFILIATED TRANSACTIONS - TXU Energy records interest expense payable to Oncor as carrying costs primarily related to the regulatory assets subject to securitization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR QUARTERS ENDED MARCH 31, 2002 AND 2001
------------------------------------------

      For a discussion of the entities that comprise TXU Energy and the use of historical business data to prepare TXU Energy's financial statements, see Note 1 to the Financial Statements in the US Holdings Form 8-K dated April 17, 2002 for TXU Energy (TXU Energy Form 8-K).

OVERVIEW

      TXU Energy commenced operations on January 1, 2002. As of that date, US Holdings transferred to TXU Energy its power production assets and retail customers. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU system: the retail electric provider (REP) of TXU SESCO; the wholesale energy marketing and trading business and the unregulated commercial/industrial retail gas operations of TXU Gas; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the power production operations. On January 1, 2002, US Holdings also transferred its transmission and distribution (T&D) operations to Oncor.

      TXU Energy's business consists of activities related to the production of electricity, wholesale energy marketing and trading, risk management, and retail energy sales and services primarily in the US and also in parts of Canada. Effective January 1, 2002, TXU Energy's operations are conducted principally through the following subsidiaries: TXU Generation; TXU Energy Trading; and TXU Energy Retail. Other subsidiaries of TXU Energy include TXU Mining Company LP and TXU Fuel Company.

      The historical combined financial information included herein is a combination of the financial position, results of operations and cash flows of the power production and certain retail operations of US Holdings, the wholesale energy marketing and trading business and unregulated commercial/industrial retail gas operations of TXU Gas and other energy-related businesses of TXU Corp. that were combined effective January 1, 2002 as subsidiaries of TXU Energy. See Notes 1 and 2 to Financial Statements in the TXU Energy Form 8-K for more information regarding the business restructuring and basis of presentation for the financial information included herein.

      The historical combined financial information for TXU Energy presented herein reflects certain assumptions and estimates used in unbundling US Holdings' historical financial information. Historical power production revenues were determined principally by unbundling the power production component of revenues from US Holdings' bundled rate charged to customers, which also included a T&D component, and adding any power production-related revenues from ancillary services and wholesale energy marketing and trading activities. Such historical power production revenues earned in the regulatory environment may not be indicative of revenues that will be earned in the competitive environment effective January 1, 2002. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which continues to be regulated for Oncor. US Holdings maintained expense accounts for each of its component operations. Cost of energy, operation and maintenance expense and depreciation and amortization expense, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power production and T&D operations. Interest and other financing costs were determined based upon debt allocated. Management believes that the allocation methodologies used are reasonable. However, had TXU Energy actually commenced operations prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the historical combined financial statements included herein. In addition, future results of TXU Energy's operations and financial position could differ materially from the historical results presented herein.

      Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation (renamed TXU Gas Company). As a result of TXU Energy's acquisition of the wholesale energy marketing and trading business and the unregulated commercial/industrial retail gas operations that were originally part of ENSERCH Corporation and the adoption of SFAS No. 142, $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the March 31, 2002 balance sheet of TXU Energy.

CRITICAL ACCOUNTING POLICIES

      TXU Energy's accounting policies are detailed in Note 2 to Financial Statements in the TXU Energy Form 8-K. TXU Energy follows accounting principles generally accepted in the United States of America (US GAAP). In applying these accounting policies in the preparation of TXU Energy's consolidated financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered. The following is a summary of certain critical accounting policies of TXU Energy that are impacted by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

      Derivatives and financial instruments -- TXU Energy accounts for derivatives in accordance with Statement of Financial Accounting Standards
(SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings, unless TXU Energy elects (i) the normal purchase or sale exception or (ii) hedge accounting.

      TXU Energy enters into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading (i.e., hedging) and trading purposes. TXU Energy enters into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rate and commodity prices. In addition, certain of the wholesale and retail contracts entered into for the sale of power meet the definition of a derivative.

      TXU Energy has designated, documented and assessed accounting hedge relationships, which mostly resulted in cash flow hedges that require TXU Energy to record the derivative assets or liabilities at their fair value on its balance sheet with an offset in other comprehensive income. Hedge ineffectiveness is recorded in earnings. Amounts are removed from other comprehensive income as the underlying transactions occur and realized gains and losses are recorded.

      Although the amounts that ultimately would be recognized in the income statement over the term of the derivatives are the same under any of the methods used, it is the timing of the recognition of these amounts that is the main difference in these methods. The determination of fair value is dependent upon certain assumptions and judgments, as discussed in - "Energy trading contracts and mark-to-market accounting" below.

      The use of the normal purchase or sale exception from derivative classification and the hedge accounting designation are elections that can be made by management if certain strict criteria are met and documented. These elections can reduce the volatility in earnings resulting from fluctuations in fair value of derivatives. Results of operations could be affected materially by elections of normal purchase or sale or hedge accounting for qualifying derivative contracts.

      Energy trading contracts and mark-to-market accounting -- All energy trading contracts, whether or not derivatives under SFAS No. 133, are accounted for under the mark-to-market method of accounting as required by US GAAP. Wholesale energy marketing and trading portfolios, which may include volumetric forecasts, are valued at current market prices. This marking-to-market process recognizes changes in the value of trading portfolios associated with market price fluctuations. Under mark-to-market accounting, the current values of energy-related contracts are recorded as assets or liabilities on the balance sheet and any period-to-period change in the current value of such contracts is recognized in the statement of income.

      In the wholesale energy marketing and trading market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid portions. The liquid portion varies by region, time period and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

      For those periods where quoted market prices are not available, forward price curves are developed based on the available trading information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Energy generally does not recognize any income or loss from the illiquid periods.

      In accounting for wholesale energy marketing and trading contracts, settlements of positions under which energy ownership is exchanged (physical contracts) are recorded gross as revenues and purchases. Gains and losses from settlements of financial positions are recorded net as revenues. For wholesale energy marketing and trading contracts not yet settled, whether financial or physical, changes in fair value are recorded net as revenues. Such fair value changes are referred to as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed.

      Revenue recognition -- TXU Energy generally records revenue for energy sales and services under the accrual method. Sales contracts with large commercial/industrial customers that are determined to be derivative instruments and not designated as normal sales under SFAS No. 133 are recognized at fair-value upon inception, and the related unrealized mark-to-market valuations are recorded net as revenues. Retail electricity sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity provided from the meter reading date to the end of the period. Revenues for the period ended March 31, 2002 include estimated unbilled amounts due to temporary billing delays associated with the transition to a competitive market in Texas. See discussion under "Cash Flows".

      The historical financial statements included adjustments made to revenues for over/under recovered fuel costs. To the extent fuel costs incurred in power production operations exceeded regulated fuel factor amounts included in customer billings, TXU Energy recorded revenues on the basis of its ability to recover such amounts through future customer billings. Conversely, to the extent fuel costs incurred have been less than amounts included in customer billings, revenues have been reduced since TXU Energy has been required to adjust rates in future customer billings. Following deregulation of the Texas market effective January 1, 2002, any fuel factor adjustments will be reflected in revenues after regulatory approval and as reflected in customer billings.

      Prior to January 1, 2002, earnings in excess of the regulatory earnings cap were recorded as reductions of revenue. The regulatory earnings cap was based largely on invested capital and to the extent calculated earnings were above allowed returns on invested capital, revenues were reduced with a corresponding credit to a regulatory liability account.

      Depreciation -- The depreciable lives of unregulated power production plants are based on management's estimates/determinations of the plants' economically useful lives. To the extent that the actual lives differ from these estimates there would be an impact on the amount of depreciation charged to the financial statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 VERSUS THREE MONTHS ENDED MARCH 31, 2001

      Effective January 1, 2002, TXU Energy incurs an electricity delivery fee charged by Oncor, which TXU Energy passes on to its customers. This fee is reflected in TXU Energy's revenues and cost of energy for the three months ended March 31, 2002, but is not included in TXU Energy's revenues and cost of energy for the three months ended March 31, 2001. Revenues for the prior period were determined as discussed above under "OVERVIEW", reflecting the REP commencing activity effective January 1, 2002. Comparisons of gross margin (operating revenue less energy purchased for resale, fuel consumed and delivery costs) are not affected as the electricity delivery fee amount is reflected in both revenues and cost of energy.

      TXU Energy's operating revenues decreased $141 million, or 4%, in 2002. Retail natural gas revenues from large commercial/industrial customers declined $299 million, or 59%, on both lower prices and volumes. Retail gas sales volumes declined 24% as certain geographic markets were exited. Retail electricity revenues rose $422 million, or 33%, primarily reflecting the impact in 2002 of the electricity delivery fee discussed above. The effect of a 3.7% decline in overall volumes, which reflected the opening of the Texas market to competition, partially offset the delivery fees. Wholesale energy sales declined $194 million, or 11%, as lower gas prices and volumes traded were partially offset by increased electricity volumes traded.

      Gross margin increased $297 million, or 53%, to $853 million in 2002. This growth was due primarily to higher average prices in the electric commercial/industrial retail business and low fuel costs in power production operations in the early part of the quarter. As competition intensifies in the Texas deregulated market, gross margins may come under increasing pressure. Revenues and gross margins in 2002 were negatively impacted by a $146 million net effect of mark-to-market valuations of commodity positions, compared to a positive impact of $17 million in 2001.

      All other operating expenses rose $199 million, or 61%, to $527 million in 2002. The increase was driven by a $155 million increase in operation and maintenance expense, which reflected higher bad debt expense ($66 million) and increased staffing and other administrative and marketing costs ($57 million) related to the development of retail sales operations and expansion of trading activities, all reflective of the opening of the Texas electricity market to competition. Increased depreciation and amortization expense of $16 million was primarily due to administrative facility expansion and investments in computer systems. Taxes other than income rose $28 million due to state gross receipts taxes that were reported by Oncor in 2001, as such taxes were levied against the regulated operations in the prior year and are levied against the REP effective January 1, 2002.

      Net income increased $62 million, or 50%, to $187 million in 2002. The improvement was driven by the higher gross margin, partially offset by the increase in operating expenses. The effective income tax rate increased to 32.2% in 2002 from 28.2% in 2001, due to among other items, the discontinuance of amortization of excess deferred taxes related to deregulation and higher state income taxes.

ENERGY TRADING ACTIVITIES

      The table below summarizes the changes in energy trading assets and liabilities during the year ended December 31, 2001 and the three months ended March 31, 2002. The net change during each period, excluding "other activity" as described below, represents the net effect of mark-to-market accounting on earnings, with a favorable effect of $314 million for the year ended December 31, 2001 and an unfavorable effect of $146 million for the three months ended March 31, 2002 (amounts in millions).

      Balance of net trading assets/(liabilities) at December 31, 2000 .....    $  27

      Settlements of positions included in the opening balance(1) ..........      (54)

      Unrealized mark-to-market valuations of positions held at
        December 31, 2001(2)................................................      368

      Other activity(3).....................................................       30
                                                                                -----

      Balance of net trading assets/(liabilities) at December 31, 2001 .....      371

      Settlements of positions included in the opening balance(4) ..........      (91)

      Unrealized mark-to-market valuations of positions held at
        March 31, 2002(2)...................................................      (55)

      Other activity(3).....................................................        1
                                                                                -----

      Balance of net trading assets/(liabilities) at March 31, 2002 ........     $226
                                                                                 ====

(1) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of December 31, 2000.

(2) Includes unrealized gains of $126 million for 2001 and $13 million for the first quarter of 2002 associated with large commercial and industrial retail sales contracts, recognized upon origination in accordance with SFAS No. 133. There were no significant changes in fair value attributable to changes in valuation techniques.

(3) Primarily represents net option premiums paid/(received) in the current period. This activity has no effect on unrealized mark-to-market valuations.

(4) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of December 31, 2001.

      The above table includes all commodity contracts that are marked to market in net income, for both trading and non-trading purposes.

      Of the net trading asset balance above at March 31, 2002, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $211 million. The remaining $15 million of the March 31, 2002 balance represents net option premiums paid in the current and prior periods. The following table presents the unrealized mark-to-market balance at March 31, 2002 scheduled by contractual settlement dates of the underlying positions (amounts in millions).

                              MATURITY DATES OF UNREALIZED NET MARK-TO-MARKET BALANCES AT MARCH 31, 2002
                              --------------------------------------------------------------------------
                                MATURITY                                      MATURITY IN
                                LESS THAN      MATURITY OF    MATURITY OF      EXCESS OF
    SOURCE OF FAIR VALUE         1 YEAR         1-3 YEARS      4-5 YEARS        5 YEARS        TOTAL
    --------------------        ---------      -----------    -----------     -----------      -----
    Prices actively quoted.      $  (3)            $--           $--            $--            $  (3)
    Prices provided by other
        external sources           100              82              28              7            217
    Prices based on models.         (8)             (5)              5              5             (3)
                                 -----           -----           -----          -----          -----
    Total ..............         $  89           $  77           $  33          $  12          $ 211
                                 =====           =====           =====          =====          =====
    Percentage of total             42%             37%             15%             6%           100%


      As the above table indicates, approximately 79% of the unrealized mark-to-market valuations at March 31, 2002 mature within three years. This is reflective of the terms of the positions and the conservative methodologies employed in valuing positions in periods of decreased market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2004. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the counter (OTC) broker quotes are available. OTC quotes for natural gas and power generally extend through 2010 and 2008, respectively. This category also includes values of large commercial and industrial retail sales contracts and nontrading wholesale power sales contracts. The "prices based on models" category contains the value of all non-exchange traded options, valued using an industry accepted option pricing model. In addition, this category contains other contractual arrangements, which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

      As discussed in Critical Accounting Policies above, for those periods where quoted market prices are not available, forward price curves are developed based on the available trading information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Energy generally does not recognize any income or loss from the illiquid periods.

COMPREHENSIVE INCOME

      The adoption of SFAS No. 133 effective January 1, 2001 resulted in an immaterial charge to other comprehensive income to reflect the cumulative fair value of cash flow hedge derivatives at transition. A $46 million decrease for the first quarter of 2002 and a $16 million increase for the year ended December 31,2001 in other comprehensive income reflected the changes in fair value of cash flow hedges.

      TXU Energy has historically used, and will continue to use, derivatives that are effective in offsetting future cash flow volatility in interest rates and energy commodity prices. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

      The amounts included in other comprehensive income reflect the value of the cash flow hedges, based on current market conditions, to be used in the future to offset the impact on related payments of expected changes in prices.

The effects of the hedge will be recorded in the statement of income as the related transaction is actually settled.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

      CASH FLOWS -- Cash flows provided by operating activities in the first quarter of 2002 totaled $461 million, a $274 million increase over the first quarter of 2001. The increase was driven by higher income, after adjusting for the non-cash effect of unrealized mark-to-market valuations. The cash flow performance also reflects an increase in accounts receivable of $354 million in 2002 due in large part to the temporary impact of transitional issues regarding customer switching and billing with the opening of the Texas market to competition. Delays in billings to customers, which primarily affect large commercial/industrial accounts, are lessening, but the cash flow impact may not be fully recovered as indicated by the higher bad debts expense discussed above. More than offsetting this unfavorable impact on the comparison to the prior period was the combined effect of growth in accounts payable in 2002 because of an increase in delivery fees due Oncor and a decline in accounts payable in 2001 as fuel invoices reflecting the higher gas costs were paid.

      Cash flows used in financing activities for the three months ended
March 31, 2002 were $345 million versus $112 million for the three months ended March 31, 2001. The increase was attributable to repayment of $220 million of advances from affiliates.

      Cash flows used in investing activities for the first quarter of 2002 were $104 million compared to $71 million for the first quarter of 2001. The increase was driven by higher capital expenditures, which were $87 million for 2002 versus $55 million for the comparable period in 2001.

      ACQUISITIONS/DISPOSITIONS -- On April 24, 2002, TXU Energy announced the acquisition of a 122 megawatt combined-cycle power production facility in New Jersey and various contracts for $36 million. This transaction represents the first asset acquisition outside of Texas and reflects TXU Energy's strategy of diversifying its portfolio of assets.

      On April 25, 2002, TXU Energy completed the sale of its Handley and Mountain Creek steam electric generating plants in the Dallas-Fort Worth area for $443 million in cash. The transaction includes a tolling agreement for TXU Energy to purchase power during summer months for the next five years. A pretax gain on the sale of $146 million will be deferred and recognized over the five years.

      TXU Energy will pursue potential investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and will dispose of nonstrategic assets to allow redeployment of resources into faster growing opportunities in an effort to enhance long-term returns.

      CAPITALIZATION -- External funds of a permanent or long-term nature are obtained through the issuance of long-term debt. The capitalization ratios of TXU Energy at March 31, 2002, consisted of 43% long-term debt, less amounts due currently, and 57% member interests.

      On March 6, 2002, TXU Energy declared a cash distribution of $200 million payable to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy declared cash distributions of $177 million and $200 million payable to US Holdings on May 17, 2002 and July 1, 2002, respectively.

      In connection with the separation of US Holdings' businesses, TXU Mining redeemed an aggregate principal amount of $123 million of long-term debt in February 2002, which included $70 million of the 6.875% senior notes due 2005 and $53 million of 7.0% senior notes due 2003, realizing a loss of $0.9 million.

      SHORT-TERM FINANCING AND LIQUIDITY FACILITIES -- In April 2002, US Holdings, Oncor and TXU Energy entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates April 22, 2003. Up to $1.0 billion of letters of credit may be issued under the facility. This facility will be used for working capital and general corporate purposes.

      During the second quarter of 2002, each of TXU Energy and Oncor expect to begin selling commercial paper to fund their short-term liquidity requirements. The new commercial paper programs will allow TXU Energy to sell up to $2.4 billion of commercial paper. The existing TXU Corp. commercial paper program will be discontinued once the TXU Energy and Oncor commercial paper programs have been established and outstanding TXU Corp. commercial paper has been repaid.

      The new credit facility discussed above, TXU Corp. and US Holdings' existing five-year $1.4 billion credit facility, which terminates in February 2005, and TXU Corp.'s three-year $500 million credit facility, which terminates in May 2005, will provide back-up for outstanding commercial paper under the TXU Energy and Oncor programs and the TXU Corp. program until it is discontinued. TXU Corp., TXU Energy and Oncor do not expect to sell commercial paper that, in the aggregate, is in excess of aggregate available capacity under the back-up credit facilities.

      During 2002, TXU Energy will have financing needs to fund ongoing working capital requirements and maturities of long-term debt and to refinance a portion of debt facilities entered into by TXU Corp. and certain of its subsidiaries in connection with the financial restructuring of US Holdings in 2001. TXU Energy intends to fund these financing needs through the issuance of commercial paper, long-term debt and other securities. Other sources of funding include proceeds from asset sales, bank borrowings, and loans from TXU Corp. or US Holdings, which could borrow under their credit facilities. During 2002, TXU Energy may repurchase certain debt securities classified as long-term as of December 31, 2001. Such classification is based on TXU Energy's ability and intent to fund such repurchases through issuances of long-term debt.

      TXU Energy's goal is to continue to maintain credit ratings necessary to allow it to access the commercial paper market. If TXU Energy were to experience a substantial downgrade of its credit ratings, which its does not anticipate, access to the commercial paper markets might no longer be possible, resulting in the need for TXU Corp., US Holdings or TXU Energy to borrow under committed bank lines or seek other liquidity sources.

      In order to borrow under its three-year credit facility, TXU Corp. must be in compliance with the applicable covenants, including financial covenants, and certain other conditions. In order for TXU Corp. or US Holdings to borrow under the five-year credit facility, both must be in compliance with the applicable covenants, including financial covenants applicable to TXU Corp., and certain other conditions. In the case of both of these facilities, the financial covenants consist of a total debt to capitalization ratio and a fixed charge coverage ratio. In order for US Holdings or TXU Energy to borrow under the 364-day credit facility, the relevant borrower must be in compliance with the covenants applicable to it, including financial covenants, and certain other conditions. The financial covenants consist principally of a total debt to capitalization ratio (applicable to both US Holdings and TXU Energy) and a fixed charge coverage ratio (applicable to US Holdings only). In addition, for US Holdings to be able to borrow, certain events of default relating to TXU Energy or Oncor cannot have occurred or be continuing, and, for TXU Energy to borrow, US Holdings must be in compliance with its fixed charge coverage ratio.

      Under all three facilities, incremental borrowings that would increase the outstanding principal amount borrowed would be prohibited if a material adverse change, as defined in the applicable agreements, occurred. Each of TXU Corp., US Holdings and TXU Energy are in compliance with the applicable financial covenants as of March 31, 2002 and meet the required conditions and anticipate that they will remain in compliance. In the event that any of TXU Corp., US Holdings or TXU Energy were not in compliance with the applicable covenants and other conditions, they might need to pursue alternative sources of funding.

      Sale of Receivables -- Certain subsidiaries of TXU Corp. sell customer accounts receivable to a wholly-owned bankruptcy remote subsidiary of TXU Corp., TXU Receivables Company, which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility includes TXU Energy Retail, TXU SESCO Energy Services Company, Oncor and TXU Gas as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of March 31, 2002, subsidiaries of TXU Energy had sold $991 million face amount of receivables to TXU Receivables Company under the program in exchange for $502 million in cash and $484 million in subordinated notes, with $5 million representing costs of the program. Annualized costs of the program for the first quarter 2002 approximated 3.7% of the cash proceeds from the receivables sales.

The subordinated notes receivable from TXU Receivables Company are included in accounts receivable in the combined balance sheet.

      See Notes 5 and 6 to Financial Statements in the TXU Energy Form 8-K for further details concerning short-term financing and long-term debt.

      Commitments-- The following table summarizes the commercial commitments in effect at March 31, 2002 by expiration date:

                                         TOTAL                   AMOUNT OF COMMITMENT EXPIRING EACH PERIOD
                                        AMOUNTS
COMMERCIAL COMMITMENTS                 COMMITTED     2002      2003      2004       2005       2006    THEREAFTER
----------------------                 ---------     ----      ----      ----       ----       ----    ----------
Letters of credit ................         $497      $497      $--       $--        $--        $--       $--

      The letters of credit relate primarily to issuances under the five year credit facilities discussed in Short-term Financing and Liquidity Facilities above, including support of variable rate pollution control revenue bonds and wholesale energy marketing and trading activities. In the event of a draw on a letter of credit, TXU Energy would have a corresponding reimbursement obligation to the issuer of the letter of credit.

CONTINGENCIES

      Financial Guarantees -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the production of electric energy and has agreed, in effect, to guarantee the principal, $19 million at March 31, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. US Holdings remains obligated on the water bond obligations; however, it is expected that TXU Energy will make the payments under the bonds. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million for each of 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at March 31, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality.

      Legal Proceedings -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas companies, including TXU Gas (named in the litigation as ENSERCH Corporation). The suit was removed to federal court; however, a motion to remand the case back to Kansas State District Court was granted in January 2001, and the case is now pending in Stevens County, Kansas. The plaintiffs amended their petition to join TXU Fuel, a subsidiary of TXU Energy, as a defendant in this litigation. Quinque has dismissed its claims and a new lead plaintiff has filed an amended petition in which the plaintiffs seek to represent a class consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. No class has been certified. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to plaintiffs. No amount of damages has been specified in the petition. While TXU Energy and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, TXU Energy and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

      Contingencies Related to Receivables Program -- If the sales of receivables program described above terminates, cash flow to the originators would temporarily stop until the undivided interests of the financial institutions were repurchased. The level of cash flows would normalize in approximately 16 to 31 days. Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

      o the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB-by Standard and Poor's or Baa3 by Moody's; or

      o the delinquency ratio (delinquent for 31 days) for the sold receivables exceeds 15% for any month, the default ratio (delinquent for 91 days or deemed uncollectible) exceeds 5% for any month, or the dilution ratio (reductions for discounts, disputes and other allowances) exceeds 1% for any month.

      The delinquency ratio and the dilution ratio exceeded the relevant thresholds at various times during 2001, but the events were waived and the program was not terminated.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Market risk is the potential loss TXU Energy may incur as a result of changes in the market or fair value of a particular instrument or commodity. TXU Energy is exposed to market risks associated with interest rates and commodity prices in both wholesale energy marketing and trading activities and non-trading operations. TXU Energy's exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy portfolio, the absolute and relative levels of interest rates, and commodity prices, as well as volatility and liquidity of markets. TXU Energy enters into derivative instruments for non-trading purposes in order to manage exposures to changes in interest rates and commodity prices. TXU Energy assumes certain market risks in an effort to generate gains from market price differences. It does so through the use of derivative instruments, including exchange traded and over-the-counter contracts, as well as through other contractual commitments in its wholesale energy marketing and trading activities.

      RISK OVERSIGHT -- TXU Energy manages the market, credit and operational risk of the portfolio and its trading activities within limitations imposed by the Board of Directors and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily by risk management groups that operate and report independently of the trading operations, utilizing industry accepted mark-to-market techniques and analytical methodologies. These techniques value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, sensitivity analyses and value at risk (VAR) methodologies.

      Wholesale energy marketing and trading subjects TXU Energy to some inherent risks associated with future contractual commitments, including market and operational risks, credit risk associated with counterparties, product location (basis) differentials and market liquidity. TXU Energy continuously monitors the valuation of identified risks and adjusts the portfolio based on current market conditions. Valuation adjustments or reserves are established in recognition that certain risks exist until full delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments have either matured or are closed out. Price and credit risks are further managed within the established trading policies and limits established for each trading entity.

      TXU Energy assesses trading risk using a VAR methodology. This methodology is used to measure the amount of prospective risk that exists within a portfolio under a variety of market conditions given a portfolio's current position, net mark-to-market value, term and location. VAR is a mathematical estimate of a portfolio's maximum potential for loss or gain within a specified level of confidence (i.e., 95% certainty) due to market movements utilizing standard statistical techniques and given historical and projected market prices and volatilities. Stress testing of market variables is also conducted to simulate and address abnormal market conditions.

      TXU Corp. and its subsidiaries have a corporate risk management organization that is headed by a global chief risk officer. The chief risk officer through his designees establishes and enforces the VAR limits by region, including the respective policies and procedures to ensure compliance with such limits and evaluates the risks associated with the various businesses of TXU Corp. and their associated transactions. Key risk control activities include, but are not limited to, credit review and approval, operational and market risk measurement, validation of transactions, portfolio valuation and daily portfolio reporting, including mark-to-market valuation, VAR and other risk measurement metrics.

      COMMODITY PRICE RISK -- TXU Energy is subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products marketed and purchased. TXU Energy actively manages its portfolio of owned power production, fuel supply and retail load to mitigate the impacts of changing energy prices on its results of operations. As part of managing the volatility inherent in these market risks, TXU Energy enters into hedging transactions to mitigate a significant portion of the remaining exposures as part of its risk management program.

      Non-trading Operations -- TXU Energy also engages in commodity-related marketing and price risk management activities in order to hedge market risk and exposure to prices of electricity, natural gas and fuel. For financial reporting purposes, non-trading operations are defined as the normal production (including fuel consumed), purchase, sale and delivery of electricity and natural gas for ultimate sale to retail customers. The objective of risk management related to non-trading operations is the limiting of price risk related to the traditional asset-based power production, distribution, or transmission activities of TXU Energy.

      The financial instruments used for non-trading purposes include primarily forwards, futures, swaps and options. The gains and losses related to these derivatives, to the extent effective as accounting hedges, are deferred in the balance sheet and recognized in the income statement in the same period as the settlement of the underlying physical transaction. TXU Energy's residential and small commercial retail customer arrangements are not derivatives or trading contracts; therefore, TXU Energy uses accrual accounting for those transactions.

      Prior to deregulation of the electricity markets in Texas as of January 1, 2002, US Holdings did not use derivative instruments to hedge price risk of non-trading activities. On a limited basis in 2001, US Holdings entered into derivative contracts for the sale of electricity beginning in 2002 in connection with power production capacity auctions required by the 1999 Restructuring Legislation. These contracts did not result in significant mark-to-market valuations as of December 31, 2001.

      Trading Operations -- For financial reporting purposes, trading operations are defined as those activities with the objective of generating profits on or from exposure to shifts or changes in market prices on the purchase and/or sale of electricity, natural gas, fuel and other energy-related products. For TXU Energy and its subsidiaries, this consists of the non-regulated wholesale energy marketing and trading subsidiaries which trade electricity, natural gas, fuel and other energy-related products as a commodity. TXU Energy uses mark-to-market accounting for wholesale energy marketing and trading operations. The contractual agreements and derivatives held by the wholesale energy marketing and trading operations are exposed to losses in fair value due to changes in the price and volatility of the underlying commodities.

      VAR -- The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as use of (i) a 95% confidence level; (ii) an estimated one- to five-day holding period, depending on the commodity and duration of the position (this is the time needed to liquidate different commodity and term positions); and (iii) historical estimates of volatility or other simulation based volatility estimates (such as the Monte Carlo simulation). The standard deviation used in the different regions varies as a result of the volatility in the respective markets.

      At March 31, 2002 and December 31, 2001, the total VAR for TXU Energy was $29 million and $17 million, respectively, based on a 95% confidence level and a one-day holding period. Comparable information on a VAR basis is not available for the full year of 2000. Therefore, a measure of market risk using the sensitivity analysis method is provided herein for the year end December 31, 2000 and 2001 which measures the potential loss in earnings based on a hypothetical percentage movement in energy prices.

      The hypothetical loss in fair value, arising from an adverse movement in future prices of at least 10%, of TXU Energy's derivatives and other contracts entered into for trading purposes in existence at December 31, 2001 and 2000, using standard sensitivity analysis techniques, was $13 million and $1 million, respectively.

      INTEREST RATE RISK -- The table below provides information concerning TXU Energy's financial instruments as of March 31, 2002 that are sensitive to changes in interest rates. TXU Energy may enter into interest rate swaps under which it agrees to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. Weighted average variable rates are based on rates in effect at the reporting date.

                                           EXPECTED MATURITY DATE
                           --------------------------------------------------------

                                   MILLIONS OF DOLLARS, EXCEPT PERCENTS)
                                                                                                        DECEMBER 31, 2001
                                                                                                 2002   -----------------
                                                                             THERE-    2002      FAIR                FAIR
                            2002      2003       2004     2005      2006     AFTER     TOTAL    VALUE    TOTAL      VALUE
                            ----      ----       ----     ----      ----     -----     -----    -----    -----      -----
Long-term Debt
   (including
       Current maturities)
Fixed Rate.........       $  --      $  79      $ --     $  30     $ --     $1,413    $1,522    $1,526  $  1,645      $1,652
   Average interest rate     --       7.16%       --      6.87%      --       5.10%     5.27%       --      5.39%         --
Variable Rate ....        $  --     $1,500      $ --     $  --     $ --     $  432    $1,932    $1,932  $  1,932      $1,932
   Average interest rate     --       3.64%       --        --       --       1.96%     3.26%       --      3.26%         --

      CREDIT RISK -- TXU Energy's gross exposure to credit risk represents trade accounts receivable, wholesale energy marketing and trading assets and derivative assets. (See Note 14 to Financial Statements in the TXU Energy
Form 8-K.)

      The largest share of the gross assets subject to credit risk are accounts receivable from the retail sale of electricity and gas to millions of residential and small commercial customers. The risk of material loss from nonperformance from these customers is not considered likely. Reserves for uncollectible accounts receivable are provided for the potential loss from nonpayment by these customers based on historical experience. The restructuring of the electric industry in Texas effective January 1, 2002 changes the risk profile of TXU Energy in relation to its customers; however, TXU Energy has the ability to take actions to mitigate such customer risk.

      TXU Energy's wholesale energy marketing and trading counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and other wholesale energy marketing and trading companies. The net exposure to credit risk from these counterparties as of March 31, 2002 is $940 million using standardized master netting contracts and agreements which provide for the right of offset of positive and negative credit exposures with individual counterparties. Of this amount, approximately 76% of the associated credit exposure is with investment grade counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU Corp.'s internal credit evaluation. Those counterparties without an S&P rating of a least BBB- or a similar rating from another major rating agency, are rated using internal credit methodologies and credit scoring models to determine an S&P equivalent rating. Approximately 24% of the credit exposure is considered to be below investment grade or not rated. TXU Energy routinely monitors and manages its exposure to credit risk to these counterparties on this basis.

      TXU Energy had no exposure to any one customer that represented greater than 5% of the gross fair value of TXU Energy's trade accounts receivable, energy trading assets and derivative assets at March 31, 2002. Based on TXU Energy's policies for managing credit risk, its exposures and its credit and other reserves, TXU Energy does not anticipate a materially adverse effect on its financial position or results of operations as a result of non-performance by any counterparty.

REGULATION AND RATES

      TXU Energy has several rate requests or refunds pending or on appeal. (See
Note 4 to Financial Statements for the Three Months Ended March 31, 2002.)

      On December 31, 2001, US Holdings filed a settlement plan with the PUCT that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the PUCT staff, the Office of Public Utility Counsel, the coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new retail electric provider for the state. The settlement does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related possible fuel adjustments. US Holdings recorded the effects of the settlement plan at December 31, 2001. The settlement plan must be approved by the PUCT, which has held hearings, has received briefs and has requested additional supporting evidence from the parties. The hearings are currently scheduled to continue on May 30, 2002. US Holdings is unable to predict the outcome of these proceedings. For additional discussion of the settlement plan and related items, see Note 3 to Financial Statements in the TXU Energy Form 8-K.

      On April 23, 2002, TXU Energy filed a request with the PUCT to increase the fuel factor component of its price to beat rates. The request, if approved, would increase price-to-beat rates for residential and small commercial customers by an average of 5%. Under a PUCT rule, affiliated REPs of utilities are allowed to petition the PUCT for an increase in the fuel factor component of their price-to-beat rates if an average of natural gas futures prices increases more than 4% from the level used to set the previous price to beat fuel factor rate. An evidentiary hearing on TXU Energy's request was held before an administrative law judge on May 9, 2002. PUCT action has not been scheduled on TXU Energy's request. The PUCT must act on the application within 45 days unless the PUCT finds good cause to extend its decision beyond that time period. TXU Energy is unable to predict the final outcome of this proceeding.

      Although TXU Energy cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN ACCOUNTING STANDARDS

      SFAS No. 142 became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. The amortization of TXU Energy's existing goodwill ceased effective January 1, 2002.

      In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations. As part of its effort to implement SFAS No. 142, TXU Energy is in the process of completing the transitional impairment test. Based on information gathered to date, TXU Energy does not anticipate an impairment charge as a result of the adoption of SFAS No. 142.

      SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for TXU Energy on January 1, 2003. Among other matters, SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures. TXU Energy will change its reporting for nuclear decommissioning costs to conform to the new standard.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for TXU Energy on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale, and resolves significant implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 by TXU Energy has not affected its financial position or results of operations.

      SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and is applicable to fiscal years beginning after May 15, 2002. One of the provisions of this technical statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", whereby any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4, which does not meet the criteria of an extraordinary item as defined by APB Opinion 30, shall be reclassified.

      For accounting standards not yet adopted or implemented, TXU Energy is evaluating the potential impact on its financial position and results of operations.

FOR YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
------------------------------------------------

      The following discussion should be read in conjunction with TXU Energy's financial statements and related notes for the years ended December 31, 2001, 2000 and 1999 included in the TXU Energy Form 8-K.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 VERSUS 2000

      TXU Energy's operating revenues of $10.9 billion in 2001 were about even with the prior year. This performance reflected a small increase in wholesale revenues offset by a small decline in retail electricity sales. Retail electricity revenues reflected volume declines and lower fuel revenues, due to lower fuel (primarily natural gas) costs in power production operations, partially offset by a lower adjustment for earnings in excess of the regulatory earnings cap. Retail electricity sales in gigawatt-hours declined 1% due to milder, more normal weather, partially offset by the effect of 2% growth in number of customers. Wholesale revenue growth reflected increased trading activity due in large part to the anticipated opening of the Texas market to competition, with wholesale electricity sales volumes up 19%. This growth was partially offset by lower wholesale natural gas revenues driven by lower volumes. Gas volumes sold declined 30%, which was partially offset by an increase in average gas sales prices.

      Gross margin (which for periods prior to January 1, 2002 consisted of operating revenues less energy purchased for resale and fuel consumed) increased $311 million, or 13%, to $2.7 billion in 2001, driven by the increase in wholesale trading activity. The growth reflected increased power trading activities in the ERCOT region in anticipation of deregulation in Texas, as well as increased trading in markets outside of ERCOT. Revenues and gross margin in 2001 were impacted favorably by a $219 million net effect of mark-to-market valuations of wholesale trading positions. In addition, during 2001 the retail energy services business began entering into contracts with large commercial and industrial customers for electricity deliveries in Texas. The contracts for such deliveries are derivatives, and $88 million in origination gains were recorded upon inception of these contracts. An additional $38 million in origination gains were recorded in 2001 primarily related to commercial and industrial retail contracts for sales of natural gas; $31 million in gains were realized within the year, as the majority of the contracts are short-lived.

      Operation and maintenance expense increased $166 million, or 21%, to $973 million in 2001 due largely to expansion of wholesale energy marketing and trading and retail services operations in anticipation of the introduction of competition in the Texas electricity market. The expense growth also reflected higher power production maintenance and bad debts. The increase in bad debts was primarily due to the rise in fuel costs and related revenue in late 2000 and early 2001.

         Operating income increased $153 million, or 15%, to $1.2 billion in 2001, primarily due to the increased trading activity that resulted in the mark-to-market gains reflected in gross margin.

      Other income (deductions) - net decreased to a loss of $56 million in 2001 from income of $19 million in 2000. The 2001 period includes a $27 million write-off of regulatory assets pursuant to a regulatory order and an $18 million loss principally for a write-down in values of certain investments. The 2000 period includes a $28 million gain on sale of land.

      Interest expense and other charges, net of interest income, decreased $66 million, or 26%, to $185 million in 2001. The decline reflected lower interest expense of $25 million due primarily to lower rates, a $9 million increase in capitalized interest and $32 million in higher interest income principally on under-recovered fuel costs.

      Income tax expense rose $60 million, or 27%, to $279 million in 2001. The effective tax rate was 29.7% in 2001 compared to 27.5% in 2000. The rate increase was primarily due to higher state income taxes.

      Income before extraordinary items increased $84 million, or 15%, to $660 million, driven by the higher gross margin and lower net interest expense.

      TXU Energy recorded an extraordinary loss in 2001 of $153 million (net of income tax benefit of $114 million). The extraordinary loss consisted of $97 million (net of $52 million income tax benefit) of charges related to the reacquisition of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Restructuring Legislation and $56 million (net of $62 million income tax benefit) of net charges related to a pending settlement with the Public Utility Commission of Texas (PUCT) to resolve all major open issues related to the transition to deregulation. (See Note 4 to Financial Statements in the TXU Energy Form 8-K.)

      Net income decreased $69 million, or 12%, to $507 million in 2001. The decline in net income reflected the extraordinary items as discussed above.

YEAR ENDED DECEMBER 31, 2000 VERSUS 1999

      Operating revenues increased $3.5 billion, or 47%, to $10.9 billion in 2000. This performance reflected growth in both wholesale and retail revenues. Wholesale revenue growth reflected a more than three-fold increase in wholesale power sales volumes and a 13% increase in wholesale natural gas sales volumes, as well as significantly higher natural gas prices. Retail electric revenue growth was driven by higher fuel (principally gas) costs in power production operations and a 6% increase in sales volumes. Fuel revenues were $1.0 billion higher due to increased fuel costs and higher sales volumes. These factors reflected hotter than normal summer weather and an extremely cold fourth quarter of 2000. Revenue growth was partially offset by a higher adjustment for earnings in excess of the regulatory earnings cap.

      Gross margin was essentially flat at $2.3 billion in 2000 and 1999. Higher retail electric margins were offset by lower margins on trading activities.

      Operation and maintenance expense increased $37 million, or 5%, to $807 million in 2000. The higher expense reflected costs associated with moving the trading operations to Dallas from Houston and the build-up of wholesale energy marketing and trading and retail services operations in anticipation of the opening of the Texas market to competition.

      Depreciation expense decreased $54 million, or 12%, to $391 million. As a result of the 1999 Restructuring Legislation, adjustments for earnings in excess of the regulatory earnings cap were no longer recorded as depreciation expense on nuclear production assets; instead, such adjustments were recorded as a reduction of revenues.

      Other income (deductions) - net increased to income of $19 million in 2000 from a deduction of $7 million in 1999. The 2000 period includes a $28 million gain on sale of land.

      Interest expense and other charges, net of interest income, decreased $12 million, or 5%, to $251 million in 2000. The decline reflected lower interest expense of $8 million due to the reacquisition of long-term debt and remarketing of certain debt to lower interest rates.

      Income tax expense fell $5 million, or 2%, to $219 million. The effective income tax rate for 2000 was 27.5% compared to 30.6% for 1999, primarily due to lower state income taxes.

      Net income rose $67 million, or 13%, to $576 million in 2000. The increase reflected lower depreciation expense, the gain on sale of land and lower interest expense.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

      CASH FLOWS -- Cash flows provided by operating activities for the year ended December 31, 2001 were $1.2 billion compared to $670 million and $853 million for the years ended December 31, 2000 and 1999, respectively. The increase in 2001 of $502 million, or 75%, was primarily driven by collections of the prior year's under-recovered fuel costs and return of margin deposits related to trading activity no longer required, partially offset by lower income after adjusting for the non-cash effects of unrealized mark-to-market valuations and revenue reductions associated with the regulatory earnings cap. Due to the significant increase in natural gas costs in 2000, TXU Energy did not recover through customer billings all of its fuel costs incurred. Subsequently approved regulatory rate increases allowed substantial cost recovery during 2001. The decrease in cash flows provided by operating activities in 2000 versus 1999 was primarily due to the increase in the under-recovered fuel balance during 2000 and payments of the margin deposits, partially offset by higher income after adjusting for the non-cash effects of revenue reductions associated with the regulatory earnings cap.

      Annual cash flows used in financing activities were $765 million, $252 million and $714 million during 2001, 2000 and 1999, respectively. As a result of the restructuring of US Holdings and related refinancings, there were substantial early retirements and issuances of long-term debt in 2001.

      Cash flows used in investing activities were $406 million, $404 million and $135 million for the years ended December 31, 2001, 2000 and 1999, respectively, which included annual capital expenditures of $330 million in 2001, $264 million in 2000 and $90 million in 1999. Capital expenditures are estimated at $691 million for 2002, including spending for maintenance and growth of existing operations as well as discretionary spending for developmental activities, and are expected to be funded by cash flows from operations. The projected increase in capital expenditures relates to infrastructure development, including computer systems, and improvements to support the expansion of retail services operations and wholesale trading activities.

      US DEBT RESTRUCTURE -- During the fourth quarter of 2001, US Holdings restructured its debt in connection with its plan for compliance with the 1999 Restructuring Legislation. As a result of the debt restructuring and refinancings, TXU Energy recorded an extraordinary charge of $97 million after-tax. (See Notes 4 and 6 to Financial Statements in the TXU Energy Form 8-K.)

      LONG-TERM CONTRACTUAL OBLIGATIONS AND COMMITMENTS -- The following table summarizes the contractual cash obligations as of December 31, 2001 of TXU Energy for each of the periods presented. (See Notes 6 and 13 to Financial Statements in the TXU Energy Form 8-K for additional disclosures regarding terms of these obligations.)

                                                                 PAYMENTS DUE
                                      ------------------------------------------------------------------
CONTRACTUAL  CASH OBLIGATIONS           2002       2003       2004       2005       2006     THEREAFTER
-----------------------------           ----       ----       ----       ----       ----     ----------

Long-term debt....................       $ --     $2,033      $--        $100      $ --       $1,444
Operating leases .................         61         54       53          57        53          550
Capacity   payments -  electricity
   contracts......................        251        145       54          29        --           --
Coal contracts ...................         87         82       67          24        18           --
Other ............................          9          5        3           3         3            2
                                         ----     ------       ----      ----      ----       ------
Total contractual cash obligations       $408     $2,319       $177      $213      $ 74       $1,996
                                         ====     ======       ====      ====      ====       ======

      During the first quarter 2002, TXU Mining redeemed $53 million of its 7.0% senior notes due 2003 and $70 million of its 6.875% senior notes due 2005 and TXU Energy entered into a $10 million, ten-year capital lease obligation for office furniture, construction and renovation build-out.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         TXU US HOLDINGS COMPANY

                                         By         /s/ Biggs C. Porter
                                            -----------------------------------
                                                        Biggs C. Porter
                                                       Vice President,
                                                 Principal Accounting Officer


Date: May 17, 2002